NAME CHANGE ENDORSEMENT

In this endorsement, "your" means the Owner of the policy at the time an Owner's right is exercised.

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EFFECTIVE DATE: JANUARY 1, 1997

This endorsement is made part of your policy as of its Effective Date. It should be attached to and kept with your policy.

Effective January 1, 1997, Equitable Variable Life Insurance Company merged into The Equitable Life Assurance Society of the United States.

The Equitable Life Assurance Society of the United States is now responsible for all the liabilities and obligations of Equitable Variable Life Insurance Company under this policy. Wherever the name Equitable Variable Life Insurance Company appears in this policy, the name The Equitable Life Assurance Society of the United States is hereby substituted. In all other respects, the terms and provisions of this policy remain unchanged and in full force and effect.


            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Pauline Sherman                          /s/ James M. Benson

Pauline Sherman,                             James M. Benson,
Vice President & Secretary                   President & Chief Executive Officer


S.97-1